Exhibit 99.2
Changes to Compensation Program for Digital River, Inc. Executive Officers
Compensation of Chief Executive Officer
     On February 28, 2007, upon the recommendation of the Compensation Committee of the Board, the Board approved an annual bonus for the Company’s Chief Executive Officer’s performance during the fiscal year ended December 31, 2006 in the amount of $1,250,000, and adjusted his base annual salary, effective March 1, 2007, to $450,000 per year. In addition, the Chief Executive Officer received a grant of an option to purchase 100,000 shares of the Company’s common stock, which will vest quarterly over a four-year period, and a grant of 25,000 shares of restricted stock, which will vest annually over a four-year period.
Compensation of Chief Financial Officer
     On February 28, 2007, upon the recommendation of the Compensation Committee of the Board, the Board approved an annual bonus for the Company’s Chief Financial Officer’s performance during the fiscal year ended December 31, 2006 in the amount of $250,000, and adjusted his based annual salary, effective March 1, 2007, to $300,000 per year. In addition, the Chief Financial Officer received a grant of an option to purchase 80,000 shares of the Company’s common stock, which will vest quarterly over a four-year period, and a grant of 20,000 shares of restricted stock, which will vest annually over a four-year period.